Exhibit 10.1

[TRACINDA LETTERHEAD]

September 28, 2006

G. Richard Wagoner, Jr.,

      Chairman and Chief Executive Officer

General Motors Corporation

300 Renaissance Center

Detroit, Michigan 48265

Dear Mr. Wagoner:

In keeping with Tracinda’s desire to have an open relationship with General Motors, we want to let you know that, consistent with statements included in our Schedule 13D filings, Tracinda is interested in acquiring approximately six million shares of GM’s common stock in the open market and may consider acquiring up to an additional six million shares.

As you are aware, because GM owns interest in various insurance, banking, trust and industrial loan companies, Tracinda could be required to satisfy various state and federal rules and regulations prior to any such acquisition, since it would result in Tracinda owning 10% or more of GM’s outstanding common stock.

We are seeking the cooperation and support of the Company and its management in connection with these filings and any related proceedings, as we believe additional investment by Tracinda in GM would be viewed positively by investors, and your support will maximize the likelihood of obtaining regulatory approval.

We welcome the opportunity to discuss this matter further with you if you so desire.

Very truly yours,
TRACINDA CORPORATION

/s/ Anthony L. Mandekic
Anthony L. Mandekic
Secretary/Treasurer